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Exhibit 12.1

CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2011	2010	2010	2009	2008	2007
Earnings:
Income (loss) before income taxes	$5,127	$(64,087)	$(61,623)	$(24,694)	$375	$22,233

Fixed Charges:
Interest on deposits	$2,339	$4,521	$8,086	$13,462	$20,035	$24,211
Interest on notes payable to subsidiary grantor trusts, repurchase agreements, and other borrowings	994	1,241	2,426	2,864	4,409	2,801
Rent expense interest factor(1)	459	416	909	853	905	881

Total fixed charges:
Including interest on deposits	$3,792	$6,178	$11,421	$17,179	$25,349	$27,893

Excluding interest on deposits	$1,453	$1,657	$3,335	$3,717	$5,314	$3,682

Ratio of earnings (loss) to fixed charges:
Excluding interest on deposits	4.53	(37.68)	(17.48)	(5.64)	1.07	7.04

Including interest on deposits	2.35	(9.37)	(4.40)	(0.44)	1.01	1.80

(1)
This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

        For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest on subordinated debt, repurchase agreements and other borrowings, the proportion deemed representative of the interest factor within rent expense. These ratios are presented both including and excluding interest on deposits.

        The earnings coverage for the six months ended June 30, 2011 was $5,127,000, both excluding and including interest on deposits.

CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Six Months Ended June 30,		Year Ended December 31,
(Dollars in thousands)	2011	2010	2010	2009	2008	2007
Earnings:
Income (loss) before income taxes	$5,127	$(64,087)	$(61,623)	$(24,694)	$375	$22,233

Fixed Charges:
Interest on deposits	$2,339	$4,521	$8,086	$13,462	$20,035	$24,211
Interest on notes payable to subsidiary grantor trusts, repurchase agreements, and other borrowings	994	1,241	2,426	2,864	4,409	2,801
Preferred stock dividends	1,006	1,005	2,027	2,028	222	—
Rent expense interest factor(1)	459	416	909	853	905	881

Total fixed charges:
Including interest on deposits	$4,798	$7,183	$13,448	$19,207	$25,571	$27,893

Excluding interest on deposits	$2,459	$2,662	$5,362	$5,745	$5,536	$3,682

Ratio of earnings (loss) to fixed charges
and preferred stock dividends:
Excluding interest on deposits	3.08	(23.07)	(10.49)	(3.30)	1.07	7.04

Including interest on deposits	2.07	(7.92)	(3.58)	(0.29)	1.01	1.80

(1)
This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

        For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, earnings consist of income (loss) before income taxes and fixed charges. Fixed charges consist of interest on subordinated debt, repurchase agreements and other borrowings, the proportion deemed representative of the interest factor within rent expense, and preferred stock dividends. These ratios are presented both including and excluding interest on deposits.

        The earnings coverage for the six months ended June 30, 2011 was $5,127,000, both excluding and including interest on deposits.

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  Exhibit 12.1